Exhibit 99.1

Fred’s Second Quarter 2011 Net Income Increases 3%

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 25, 2011--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the second quarter and six months ended July 30, 2011.

For the second quarter of 2011, Fred's net income increased 3% to $5.1 million or $0.13 per diluted share compared with net income of $5.0 million or also $0.13 per diluted share in the year-earlier period. On an operational basis, adjusting for the higher income tax rate, earnings per diluted share was $0.14 for the quarter, also the same as last year. For the six months ended July 30, 2011, Fred's net income increased 11% to $14.6 million or $0.37 per diluted share compared with net income of $13.1 million or $0.34 per diluted share for the same period last year.

Fred's total sales for the second quarter of fiscal 2011 increased 1% to $452.7 million from $449.5 million for the same period last year. Comparable store sales for the quarter decreased 0.4% versus a 2.5% increase for the second quarter last year. Fred's total sales for the first half of fiscal 2011 increased 2% to $937.1 million from $921.1 million for the same period last year. Comparable store sales for the first half of 2011 increased 0.4% on top of a 2.4% increase for the same period last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "The challenging economic conditions coupled with low consumer confidence during the debt crisis took its toll on our customers throughout the quarter. On a positive note, two key indicators that we use to gauge market share growth showed consistent gains as we experienced increased customer traffic and comparable pharmacy script counts for the quarter. Additionally, we continued to see the improvements of our Core 5 Program, and our team performed well in managing inventories, markdowns, expense reductions, and shrinkage to maintain profitability compared with last year.

"Looking ahead, with the federal debt crisis behind us for this year, our strategic initiatives well underway and the cost-reduction programs that are now in place," Efird continued, "we are confident that we will regain the momentum experienced in the first quarter and expect income growth of 10% to 20% for the final two quarters of 2011."

Fred's gross profit for the second quarter of 2011 increased 1% to $126.9 million from $125.9 million in the prior-year period. Gross margin for the quarter was 28.0%, unchanged from the same quarter last year. In the quarter, the pressures of the product mix shift and pharmacy department reimbursement rates were offset by improved markdown and shrinkage performance. Gross profit for the first half of 2011 increased 1% to $264.9 million from $262.9 million in the prior-year period. Gross margin for the year-to-date period declined 20 basis points to 28.3% from 28.5% in the prior-year period.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, were 26.2% of sales, unchanged from the prior-year quarter. During the quarter, increases in fuel, depreciation and amortization expenses were offset by positive expense management of labor, store occupancy costs, and advertising costs. For the first half of 2011, selling, general and administrative expenses leveraged 40 basis points to 25.8% of sales from 26.2% of sales in the first half of 2010.

Operating income for the second quarter of 2011 totaled $8.3 million, approximately flat with the prior-year period. For the first half of 2011, operating income increased 9% to $23.4 million or 2.5% of sales from $21.4 million or 2.3% of sales in the first half of 2010.

During the second quarter, Fred's opened two new stores and one pharmacy as part of its 2011 operating plan. One franchise store closed during the quarter. The Company also remodeled and refreshed 68 stores with its new Core 5 elements in the quarter, bringing the total stores upgraded to 332 during 2010 and 2011.

In the third quarter of 2011, the Company expects total sales to increase 2% to 4%. Comparable store sales are expected to increase 1% to 3% versus an increase of 1.5% in the third quarter last year. Earnings per diluted share are forecasted to increase 5% to 15% to a range of $0.21 to $0.23 for the third quarter compared with earnings per share of $0.20 in the same period last year. Based on this outlook, the Company expects total earnings per diluted share for 2011 to be in the range of $0.83 to $0.88, representing an increase of 11% to 17% over last year.

Currently, Fred's, Inc. operates 674 discount general merchandise stores, including 22 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's second quarter 2011 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until September 25, 2011.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)
	13 Weeks Ended July 30, 2011	13 Weeks Ended July 31, 2010	Percent Change
Net sales	$452,690	$449,467	0.7%
Operating income	$8,268	$8,236	0.4%
Net income	$5,086	$4,958	2.6%
Net income per share:
Basic	$0.13	$0.13	0.0%
Diluted	$0.13	$0.13	0.0%
Average shares outstanding:
Basic	39,134	39,179
Diluted	39,247	39,240
	26 Weeks Ended July 30, 2011	26 Weeks Ended July 31, 2010	Percent Change
Net sales	$937,089	$921,114	1.7%
Operating income	$23,391	$21,418	9.2%
Net income	$14,600	$13,149	11.0%
Net income per share:
Basic	$0.37	$0.34	8.8%
Diluted	$0.37	$0.34	8.8%
Average shares outstanding:
Basic	39,118	39,164
Diluted	39,222	39,217

FRED'S, INC. Unaudited Fiscal 2011 Second Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended July 30, 2011	% of Total	13 Weeks Ended July 31, 2010	% of Total
Net sales	$452,690	100.0%	$449,467	100.0%
Cost of goods sold	325,759	72.0	323,531	72.0
Gross profit	126,931	28.0	125,936	28.0
Depreciation & amortization	8,076	1.8	7,227	1.6
Selling, general and administrative expenses	110,587	24.4	110,473	24.6
Operating income	8,268	1.8	8,236	1.8
Interest expense, net	93	0.0	57	0.0
Income before income taxes	8,175	1.8	8,179	1.8
Provision for income taxes	3,089	0.7	3,221	0.7
Net income	$5,086	1.1%	$4,958	1.1%
Net income per share:
Basic	$0.13		$0.13
Diluted	$0.13		$0.13
Weighted average shares outstanding:
Basic	39,134		39,179
Diluted	39,247		39,240

Unaudited Fiscal 2011 Six-month Results (in thousands, except per share amounts)

	26 Weeks Ended July 30, 2011	% of Total	26 Weeks Ended July 31, 2010	% of Total
Net sales	$937,089	100.0%	$921,114	100.0%
Cost of goods sold	672,216	71.7	658,229	71.5
Gross profit	264,873	28.3	262,885	28.5
Depreciation & amortization	15,849	1.7	14,190	1.5
Selling, general and administrative expenses	225,633	24.1	227,277	24.7
Operating income	23,391	2.5	21,418	2.3
Interest expense, net	163	0.0	107	0.0
Income before income taxes	23,228	2.5	21,311	2.3
Provision for income taxes	8,628	0.9	8,162	0.9
Net income	$14,600	1.6%	$13,149	1.4%
Net income per share:
Basic	$0.37		$0.34
Diluted	$0.37		$0.34
Weighted average shares outstanding:
Basic	39,118		39,164
Diluted	39,222		39,217

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	July 30, 2011	July 31, 2010
ASSETS:
Cash and cash equivalents	$46,799	$46,872
Inventories	325,438	314,802
Receivables	28,727	28,758
Other non-trade receivables	25,457	22,237
Prepaid expenses and other current assets	10,595	11,890
Total current assets	437,016	424,549
Property and equipment, net	157,774	138,662
Intangibles	21,716	18,116
Other non-current assets	3,221	3,698
Total assets	$619,727	$585,025

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$97,512	$89,858
Current portion of indebtedness	360	174
Current portion of capital lease obligation	131	-
Accrued expenses and other	43,729	43,989
Deferred income taxes	22,245	19,733
Total current liabilities	163,977	153,754

Long-term portion of indebtedness	7,107	4,114
Deferred income taxes	1,702	987
Other non-current liabilities	17,148	17,057
Total liabilities	189,934	175,912
Shareholders' equity	429,793	409,113
Total liabilities and shareholders' equity	$619,727	$585,025

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer